UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 19, 2009

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Pennsylvania	Commission File Number	25-1435979
(state or other jurisdiction of incorporation or organization)	001-09718	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e).

On August 19, 2009, the Personnel and Compensation Committee of PNC’s Board of Directors took the actions described below with respect to compensation for some of our senior executive officers. These actions were taken to address the impact on PNC executive compensation of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the U.S. Department of the Treasury. This rule implements the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and imposes compensation restrictions on TARP participants such as PNC. The restrictions under the Interim Final Rule include, effective June 15, 2009, a prohibition on the payment or accrual of bonuses (including equity-based incentive compensation) to the five “senior executive officers” (normally the same as the named executive officers shown in a company’s proxy statement) and the next 20 most highly compensated employees. A limited exception to this prohibition would be the award of long-term restricted stock with a value not exceeding one-third of total compensation. The Interim Final Rule also requires a partial forfeiture of some of the compensation we provided prior to June 15, 2009.

Adjustment of salaries. The Committee approved salary increases for each of James E. Rohr, Richard J. Johnson, William S. Demchak, Joseph C. Guyaux, and Timothy G. Shack, effective July 1, 2009, with the increase to be paid entirely in the form of stock units. The stock units will be issued under our 2006 Incentive Award Plan. The annual rate of base salary being paid in the form of stock units (in addition to the amounts already being paid in the form of cash) to these executive officers will be as follows: Mr. Rohr $3,500,000, Mr. Johnson $775,000, Mr. Demchak $3,300,000, Mr. Guyaux $1,530,000, and Mr. Shack $990,000. As the increase in base salary takes effect as of July 1, 2009, the actual salary to be paid in 2009 in the form of stock units will be one-half of these amounts.

The table below shows the base salaries expected to be paid to these executive officers in 2009 giving effect to this salary increase, broken out by the form of payment.

Name	2009 Salary Paid in Cash	Additional 2009 Salary Paid in Stock Units
James E. Rohr	$1,000,000	$1,750,000
Richard J. Johnson	$475,000	$387,500
William S. Demchak	$600,000	$1,650,000
Joseph C. Guyaux	$620,000	$765,000
Timothy G. Shack	$510,000	$495,000

The number of stock units will be determined each pay period by dividing the amount of salary to be paid in stock units for that pay period, net of applicable withholdings and deductions, by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of PNC common stock on the pay date for such pay period (or, if not a NYSE trading day, on the immediately preceding such trading day). The stock units will include a right to receive dividend equivalents equal to the dividends that would have been paid as if the stock units outstanding on a dividend record date had been issued and outstanding shares of common stock on such dividend record date. The aggregate dividend equivalent amount will be paid in cash upon settlement of the stock units.

The stock units will be settled in cash on the earlier of March 31, 2011 and the date of the executive’s death. The amount to be paid will be equal to the reported closing price on the NYSE for a share of PNC common stock on the settlement date (or, if not a NYSE trading day, on the immediately preceding such trading day).

A Form of Agreement Regarding Portion of Salary Payable in Stock Units, under which the stock units will be issued to these executive officers, is attached hereto as Exhibit 10.63.

Elimination of service-based forfeiture provisions from February 2009 equity grants. In February 2009, the Committee made equity grants to each of Messrs. Rohr, Johnson, Demchak, Guyaux and Shack including the following:

•

shares of restricted stock in respect of the entirety of 2008 performance bonuses paid to Messrs. Rohr, Johnson and Demchak and in respect of a portion of the 2008 performance bonuses paid to Messrs. Guyaux and Shack, and

•	stock options that become exercisable in equal annual increments over three years.

These equity grants are described in more detail in PNC’s proxy statement for its 2009 annual meeting of shareholders.

At its August 19, 2009 meeting, the Committee vested the restricted stock granted to these executives in respect of their 2008 performance bonuses and eliminated all service-based forfeiture provisions in these option grants. In the case of the vested restricted stock, the shares will not be transferable until the later of the original vesting date (February 12, 2012 or the death of the executive, if earlier) and the date on which PNC redeems all of the preferred stock it issued under the TARP Capital Purchase Program. In the case of the options, they will continue to become exercisable on their original schedule.

The Interim Final Rule requires the forfeiture of a portion of each of these equity grants. As such, a portion of the shares of restricted stock and of the stock options will be forfeited.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is listed on the Exhibit Index accompanying this Form 8-K and is filed herewith:

10.63	Form of Agreement Regarding Portion of Salary Payable in Stock Units

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: August 21, 2009	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

EXHIBIT INDEX

Number	Description	Method of Filing
10.63	Form of Agreement Regarding Portion of Salary Payable in Stock Units	Filed herewith.